Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the OmniAb, Inc. 2022 Ligand Service Provider Assumed Award Plan, OmniAb, Inc. 2022 OmniAb Service Provider Assumed Award Plan, OmniAb, Inc. 2022 Incentive Award Plan and OmniAb, Inc. 2022 Employee Stock Purchase Plan of OmniAb, Inc. of our report dated April 27, 2022, with respect to the combined financial statements of OmniAb, Inc. included in its Registration Statement (Form S-1 No. 333- 268613) and related Prospectus dated November 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
January 3, 2023